FOR IMMEDIATE RELEASE

Right Management Consultants, Inc. Announces Extension of Management Offer


PHILADELPHIA, PA, October 17, 2003 -- Right Management Consultants, Inc. (NYSE:
RHT) today announced that the investor group comprised of Richard J. Pinola, Chairman and Chief Executive Officer, and certain senior executives of the Company together with an affiliate of Hellman & Friedman LLC, a private equity investment firm, has extended until October 31, 2003 the expiration date of its proposal to purchase all of the Company's outstanding common shares, other than those being retained by members of the management group, for a cash price of $17.00 per share. The proposal was previously set to expire on October 17, 2003, and was extended at the request of the Special Committee of the Company's independent directors, which is evaluating strategic alternatives available to the Company.

Right Management Consultants offers services to corporations of all sizes through a global network of more than 300 service locations and the Internet. The company is a worldwide leader in customized career transition solutions and also offers a wide range of organizational consulting services, including talent management, leadership development and organizational performance services. In combination, the two lines of business enable Right to help businesses manage the entire life cycle of their employees.

Statements provided in this press release as to business plans and strategies and other such items are forward-looking statements. All forward-looking statements are speculative by their nature. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.


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CONTACT:
Charles J. Mallon, EVP & Chief Financial Officer
G. Lee Bohs, EVP, Corporate Development
Right Management Consultants, Inc.
215-988-1588